Exhibit 10.1

CEO Compensation Changes

                 On May 12, 2008, our Compensation Committee met and approved certain changes to the compensation of Truman Hunt, the Chief Executive Officer of the Company, as reflected in Mr. Hunt’s Employment Letter, as amended, based on its review of Mr. Hunt’s performance, the Company’s performance and Mr. Hunt’s current compensation levels. The Committee engaged an independent compensation consultant to assist it in its review of Mr. Hunt’s compensation. Mr. Hunt’s base salary was increased to $750,000 per year from $550,000. Mr. Hunt had previously unilaterally reduced his salary from $665,000 to $550,000 in 2006. The dividend equivalent being paid to Mr. Hunt on a hypothetical 250,000 shares (approximately $105,000 in 2007) was terminated in connection with the increase in salary.

                 The Committee also approved a special grant of 350,000 performance stock options. The exercise price will be the closing price of our Class A common stock on May 12, 2008, the date of grant. Vesting for the options is performance based, with the options vesting in two installments if the Company’s earnings per share equal or exceed the two established performance levels, measured in terms of diluted earnings per share. Fifty percent of the options will vest upon earnings per share meeting or exceeding the first performance level of $1.50 and 50% of the options will vest upon earnings per share meeting or exceeding the second performance level of $2.00. If the performance levels have not been met on or prior to the 2nd business day following the filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, then any unvested options shall terminate at such time. Under the terms of the options, earnings per share is calculated in accordance with generally accepted accounting principles; provided, however, that the following shall be excluded from the calculation of “earnings per share: (A) asset write-downs, (B) litigation or claim judgments or settlements related to claims arising prior to the date of grant or claims based, in whole or in part, on events or actions occurring prior to the date of grant, (C) accruals for recapitalization, reorganization and restructuring programs, (D) the discontinuation, disposal or acquisition of a business or division, and (E) any other extraordinary items. The Committee shall review and approve the calculation of “earnings per share,” and shall determine, exercising its judgment, the items to be excluded pursuant to the exceptions. The other terms of the performance options are similar to the terms of the Company’s standard options including acceleration of vesting if there is a termination of employment following a change-in-control and forfeiture of awards upon the occurrence of certain acts by the option holder. The options expire seven years following the grant date. Mr. Hunt’s semi-annual option grant was increased to 50,000 options for 2008 and will increase to 92,500 in 2009. Mr. Hunt had previously unilaterally reduced his semi-annual option grant from 100,000 per year to 25,000 per year in 2006.